Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Etsy, Inc. of our report dated March 4, 2015, except for the effects of the reverse split of the Company’s common stock discussed in Note 17 to the consolidated financial statements as to which the date is March 31, 2015, relating to the consolidated financial statements, which appears in Etsy, Inc.’s Registration Statement on Form S-1 (333-202497).

/s/ PricewaterhouseCoopers LLP

New York, New York

April 15, 2015